FOR IMMEDIATE RELEASE November 17, 2016

PCS Edventures! Thrust UAV Announces $1.7MM Blanket Purchase Order

CEO Todd Hackett Discusses ~$1.7MM Thrust UAV Purchase Order

Boise, Idaho, November 17th, 2016 — Thrust UAV (www.thrust-uav.com), a wholly owned subsidiary of PCS Edventures!.com (PCSV) and a leader in the drone racing market, today announced that it had received a blanket purchase order for $1.7MM with Unmanned Aerial Systems Ltd. (UAS) (www.riotpro.eu), a United Kingdom based company delivering products and services to the retail, commercial, and military markets. The agreement specifies order expectations of 5,000 RIOT 250R Pro Series race drones and accessories over the next 14 months. Each month, subject to the condition of completed sales of Riots by UAS to its retail customers of Riots covered by the blanket purchase order, UAS will give Thrust UAV a purchase order for a specific number of Riots to be delivered that month and counted against the blanket purchase order.

Thrust UAV views this blanket purchase order as an indication of the demand expected by UAS. These expectations were established from UAS’s market research and discussions with their channel partners. Actual sales to UAS may vary considerably from the blanket purchase order depending on the market’s acceptance of the Riot and the success of planned marketing efforts that will be conducted in unison by both companies.

“Thrust UAV has worked tirelessly over the past several months to produce what we feel is one of the toughest, fastest H-Frame racing drones on the market,” said Michael Smith, Managing Director for UAS. He continued, “The integrated electronics, white gel coated carbon fiber, and ease of use right out of the box makes this drone the best we have ever seen. Europe has tremendous purchasing potential, and we intend to continue to work many online and offline retail outlets to meet our sales targets outlined in our blanket purchase order.”

Joe Egusquiza, Thrust UAV’s Business Manager said, “The hobbyist market feedback we have received indicates that we have developed a one of a kind, tough-as-nails racing drone that can be built right here in the USA.”

Todd Hackett, CEO of PCS Edventures!.com (PCSV) said, “This announcement is highly encouraging for PCS Edventures!.com (PCSV) and its shareholders and shows that the efforts put forth over the past several months to create a commercial version of a high-performance, durable, and uniquely attractive quality product have been successful. We are enthusiastic as we continue to pursue other promising business opportunities with distributors throughout the world, and we look forward to updating our investors and business partners as negotiations are finalized. Thrust UAV expects to begin its first production run of the Riot 250R Pro within the next few days.”

About PCS:

PCS Edventures!.com, Inc. (OTCPK: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market and leads the First Person View (FPV) drone racing market through it’s wholly owned subsidiary Thrust UAV. PCS learning programs emphasize experiential learning in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Thrust UAV products are world-class, high-performance drones and components known throughout the drone-racing world. Learn more about both companies here: http://pcsv.global

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, as amended, and actual results could differ materially from such statements, including the possibility that UAS will be unable to sell the race drones outlined in its blanket purchase order to its customers.

Contact

Investor Contact: Mike Bledsoe 1.800.429.3110, mikeb@edventures.com
Investor Relations Web Site: pcsv.global

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